UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 27, 2014
Date of Earliest Event Reported: October 21, 2014

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2014, Vertex Energy, Inc. (the “Company”, “Vertex”, “we” or “us”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, Vertex Energy Operating, LLC, the wholly-owned subsidiary of the Company (“Vertex Operating”), Vertex Refining OH, LLC, a wholly-owned subsidiary of Vertex Operating (“Vertex OH”), and Heartland Group Holdings, LLC (“Heartland”).  Heartland is in the business of operating an oil re-refinery and, in connection therewith, collecting, aggregating and purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers (collectively, the “Heartland Business”).

Pursuant to the Purchase Agreement, we agreed to acquire substantially all of the assets of Heartland related to and used in the operating of the Heartland Business, including raw materials, finished products and work-in-process, equipment and other fixed assets, customer lists and marketing information, the name ‘Heartland’ and other related trade names, Heartland’s real property relating to its used oil refining facility located in Columbus, Ohio, used oil storage and transfer facilities located in Columbus, Zanesville and Norwalk, Ohio, and leases related to storage and transfer facilities located in Zanesville, Ohio, Mount Sterling, Kentucky, and Ravenswood, West Virginia (collectively, the “Heartland Assets”) and to assume certain liabilities of Heartland associated with certain assumed and acquired agreements.  The main assets excluded from the purchased assets pursuant to the Purchase Agreement are Heartland’s cash and cash equivalents, receivables, certain prepaid expenses, refunds and related claims, rights to certain tax refunds, certain assets used in the operations of Heartland which are used more than incidentally by Heartland’s majority equity owner (Warren Distribution, Inc. (“Warren”)) in connection with the operation of its other businesses and certain real property assets.

The transactions contemplated by the Purchase Agreement are planned to close on or before November 30, 2014 (such closing date, the “Closing”).

The purchase price payable in consideration for the Heartland Assets is the assumption of the assumed liabilities and $8,276,792 (subject to adjustment in connection with certain required inventory levels at closing as set forth in the Purchase Agreement), which amount is payable by way of the issuance to Heartland (or its assigns) of 1,189,637 shares of the Company’s restricted common stock, of which 150,000 shares of restricted common stock will be held in escrow and used to satisfy indemnification claims (the “Escrow Shares”).  The Purchase Price is subject to certain negotiated exceptions for excluded liabilities, taxes and other fundamental items. Heartland’s indemnification obligations under the Purchase Agreement are capped at $4 million.

Additionally, pursuant to a Consulting Agreement previously entered into with Heartland in July 2014, pursuant to which Vertex Operating agreed to provide consulting services to Heartland while the parties negotiated the definitive terms of the Purchase Agreement (the “Consulting Agreement”), Vertex Operating agreed to reimburse Heartland for its operating losses (on a cash basis net of interest, depreciation, corporate overhead expenses and insurance proceeds received)(“Operating Losses”) during the period from July 16, 2014 through the earlier of the Closing or the termination of the Purchase Agreement, which reimbursement (estimated to total approximately $1.8 to $2 million at Closing) will be paid to Heartland at the Closing, or if the Closing does not occur as a result of the breach of the Purchase Agreement or default thereunder by Vertex Operating (or its affiliates), or the failure of any closing condition of Vertex Operating (or its affiliates) thereunder, such amount is due within thirty days of the date it has been determined that such Closing will not occur.  In the event the Closing does not occur due to the breach or default by Heartland (or its affiliates) of the Purchase Agreement, Heartland is required to reimburse Vertex OH for costs and expenses incurred by it and Vertex Operating in connection with such Operating Losses.

Vertex OH and Vertex Operating also agreed to share equally with Heartland in the costs of certain projects undertaken by Heartland prior to Closing, provided that Heartland is not required to pay more than $788,500 of its costs associated with such project costs (a substantial portion of which amount has been fully funded by Heartland to date) which are estimated to total approximately $1.6 million.  In connection therewith, following the Closing, Vertex OH will first pay, up to the amount expended by Heartland as of Closing for such costs, any amounts due in connection with such projects, and the remaining amount of such projects will be split equally by Vertex OH and Heartland.  All projects undertaken following Closing, if any, are in the sole discretion of Vertex OH.  Additionally, in the event of the termination of the Purchase Agreement due to a breach or default by Heartland (or its affiliates) under the Purchase Agreement, subject to any cure provision, Heartland is required to reimburse Vertex OH for any costs or expenses incurred by it or Vertex Operating in connection with such capital projects and pay Vertex OH’s portion of any capital project committed to prior to the date of termination, within thirty days of the date it has been determined that the Closing will not occur.

The Escrow Shares are to be held in escrow to satisfy indemnification claims for 24 months following the Closing; provided that Heartland has the option at any time to acquire such Escrow Shares and instead place cash in such escrow account, upon the payment into the escrow account of $333,333 in cash for each 50,000 Escrow Shares acquired by Heartland.  Any claims made against the Escrow Shares pursuant to the indemnification provisions of the Purchase Agreement result in the cancellation of Escrow Shares equal in value to the amount of the applicable claim divided by the ten-day volume weighted average price per share of the Company’s common stock ending on and including the trading day immediately preceding the date of such applicable claim.

Heartland will also have the right pursuant to the terms of the Purchase Agreement to earn additional earn-out consideration of up to a maximum of $8,276,792, based on total EBITDA related to the Heartland Business during the twelve month period beginning on the first day of the first full calendar month commencing on or after the first anniversary of the Closing (the “Earnout Period”), as follows (as applicable, the “Contingent Payment”):

EBITDA generated during Earnout Period	Contingent Payment Due
Less than $1,650,000	$0
At least $1,650,000	$4,138,396
More than $1,650,000 and less than $3,300,000	Pro-rated between $4,138,396 and $8,276,792
$3,300,000 or more	$8,276,792

Any Contingent Payment due is payable 50% in cash and 50% in shares of the Company’s common stock based on the volume-weighted average of the regular session closing prices per share of the Company’s common stock on the NASDAQ Capital Market for the ten (10) consecutive trading days commencing on the trading day immediately following the last day of the Earnout Period and ending on such tenth trading day thereafter.  Additionally, the amount of any Contingent Payment is reduced by two-thirds of the cumulative total of required capital expenditures incurred at Heartland’s refining facility in Columbus, Ohio, which are paid or funded by Vertex OH after the Closing, not to exceed $866,667, which capital expenditures are estimated to total $1.3 million in aggregate.

Notwithstanding the above, the maximum number of shares of common stock to be issued pursuant to the Purchase Agreement cannot (i) exceed 19.9% of the outstanding shares of common stock outstanding on October 21, 2014, (ii) exceed 19.9% of the combined voting power of the Company on October 21, 2014, or (iii) otherwise exceed such number of shares of common stock that would violate applicable listing rules of the NASDAQ Stock Market in the event the Company’s stockholders do not approve the issuance of such shares (the “Share Cap”).  In the event the number of shares to be issued under the Purchase Agreement exceeds the Share Cap, then Vertex OH is required to instead pay any such additional consideration in cash or obtain the approval of the Company’s stockholders under applicable rules and requirements of the NASDAQ Capital Market for the additional issuance of shares.

Additionally, we are required to file a registration statement within thirty days of the Closing registering at least 1,189,637 shares of the Company’s common stock and use commercially reasonable efforts to obtain effectiveness of the registration statement within 90 days of the filing date if the SEC does not review the registration statement or within 120 days if the SEC does review the registration statement filing.   Pursuant to the Purchase Agreement, Heartland agreed to not sell more than 50,000 shares of the Company’s common stock each week, if otherwise permitted pursuant to applicable law and regulation.

Finally, at the Closing, (a) Robert N. Schlott, the Chief Executive Officer of Warren, is required to agree to enter into a non-competition agreement whereby he will agree not to compete against Vertex OH (or its affiliates) in connection with Heartland Business, or to solicit active customers of the Heartland Business, among other things, for a period of three years; and (b) the employment agreements of certain of Heartland’s employees will be assigned to Vertex OH.

The Purchase Agreement may be terminated at any time prior to the Closing by the mutual written agreement of the parties; by us or Heartland (provided the terminating party is not in breach of the Purchase Agreement), if the Closing has not been consummated by November 30, 2014; by any party if the transactions contemplated by the Purchase Agreement become illegal or are prohibited by law; by the non-breaching party if either Vertex OH or Heartland materially breaches their obligations under the Purchase Agreement, and if capable of being cured, is not cured within the time periods set forth in the Purchase Agreement.

The Closing is subject to the satisfaction of certain customary closing conditions and certain ongoing due diligence matters by Vertex OH as described in the Purchase Agreement, including, but not limited to the Company obtaining the consent of Goldman Sachs Bank USA and Bank of America, N.A., Vertex OH obtaining funding necessary to complete such acquisition, which may not be available on favorable terms, if at all, and Heartland obtaining the consent of its senior lender and certain other parties which it leases assets from for the transaction. The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto.

The foregoing description of the Purchase Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and Consulting Agreement, a copy of which are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy, Inc. and Heartland Group Holdings, LLC (October 21, 2014)
10.1*	Consulting Agreement between Heartland Group Holdings, LLC and Vertex Energy Operating, LLC (July 28, 2014)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: October 27, 2014	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among Vertex Energy Operating, LLC, Vertex Refining OH, LLC, Vertex Energy, Inc. and Heartland Group Holdings, LLC (October 21, 2014)
10.1*	Consulting Agreement between Heartland Group Holdings, LLC and Vertex Energy Operating, LLC (July 28, 2014)

* Filed herewith.